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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES


Centene Management Corporation, a Wisconsin corporation

Superior HealthPlan, Inc., a Texas corporation

Centene Corporation of Texas, a Texas corporation

Managed Health Services Illinois, Inc., an Illinois corporation*

Coordinated Care Corporation Indiana, Inc. d/b/a/ Managed Health services, an Indiana corporation

Managed Health Services Insurances Corp., a Wisconsin insurance corporation

MHS Consulting Corporation, a Wisconsin corporation

MHS Behavioral Health Texas, Inc., a Texas corporation*

Bankers Reserve Insurance Company of Wisconsin, a Wisconsin corporation

Cenphiny, a Delaware corporation

University Health Plans, Inc. a New Jersey corporation

Centene Management LLC, a Delaware corporation*

NurseWise Holdings LLC, a Delaware corporation*

NurseWise LP, a Delaware corporation

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*Inactive Subsidiary